Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan, of our reports dated March 11, 2011 with respect to the financial statements of Orexigen Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting of Orexigen Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 21, 2011